Exhibit 3.153

ARTICLES OF
INCORPORATION

OF

SURGICARE OF DELAND, INC.

The undersigned subscriber to these Articles of Incorporation hereby forms a corporation (hereinafter called the “Corporation”) for profit under the laws of the State of Florida.

ARTICLE I: NAME

The name of the Corporation is “Surgicare of DeLand, Inc.”

ARTICLE II: PURPOSE

The general nature of the business to be transacted by this Corporation is to engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE III: TERM OF EXISTENCE

The period of duration of the Corporation is perpetual.

ARTICLE IV: CAPITOL STOCK

The Corporation shall have the authority to issue 1,000 shares of common stock, $1.00 par value (“Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect.

ARTICLE V: INITIAL OFFICE AND AGENT

The post office address of the initial registered office of the Corporation is 1525 S. Andrews Ave., Suite 216, Fort Lauderdale, FL 33316 and the name of its initial agent at such address is CorpAmerica, Inc. The principal place of business and mailing address shall be 13455 Noel Road, 20th Floor, Dallas, Texas 75240.

ARTICLE VI: FIRST BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of the Corporation is one, and the name and address of the person who is to serve as the sole director until the first annual meeting of the shareholders and until his successor is elected and qualified is: Jonathan R. Bond, 13455 Noel Rd., 20th Floor, Dallas, TX 75240.

ARTICLE VII: INDEMNIFICATION

The Corporation shall indemnify any person who (i) is or was a director, officer, employee or agent of the Corporation or (ii) while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the laws of the State of Florida. The Corporation may indemnify any person to such further extent as permitted by law.

ARTICLE VIII: INCORPORATOR

The name and address of the subscriber to these Articles of Incorporation is: Alex Bennett. 13455 Noel Road, 20th Floor, Dallas, TX 75240.

IN WITNESS WHEREOF, the undersigned has executed these Articles this 8th day of June, 1994.

/s/ Alex Bennett
Alex Bennett

State of Texas))
County of Dallas))

I hereby certify that before me, the undersigned authority, this date personally appeared Alex Bennett, to me known to be the person described as the subscriber and who executed the foregoing Articles of Incorporation and acknowledged before me that she subscribed to said Articles of Incorporation. Witness my hand and official seal this 8th day of June , 1994.

/s/ Lynne Duval
Notary Public in and for The State of Texas